Press Release

Contact:Matthew M. Partridge

Senior Vice President, Chief Financial Officer and Treasurer

(386) 944-5643

mpartridge@ctoreit.com

FOR IMMEDIATE RELEASE	CTO Realty Growth Announces Acquisition of Mixed-Use, Grocery-Anchored Lifestyle Property in Richmond, Virginia for $93.9 Million

WINTER PARK, FL – October 17, 2022 – CTO Realty Growth, Inc. (NYSE: CTO) (the “Company” or “CTO”) today announced it has acquired West Broad Village, a 392,000 square foot mixed-use, grocery-anchored lifestyle property in the Short Pump submarket of Richmond, Virginia (the “Property”) for a purchase price of $93.9 million. The purchase price represents a going-in cap rate above the range of the Company’s current guidance for initial cash yields.

“We’re very pleased to be adding to our grocery-anchored asset exposure with our acquisition of West Broad Village, our first Whole Foods and REI-anchored lifestyle property,” said John P. Albright, President and Chief Executive Officer of CTO Realty Growth. “With future leasing opportunities to drive attractive stabilized cash flows, strong supporting demographics, and Richmond’s high quality of life, business friendly policies and consistent population growth, West Broad Village represents a terrific opportunity for us to invest in a dominant grocery-anchored lifestyle property with long-term upside.”

West Broad Village was developed on 32.6 acres in phases between 2007 to 2014 and is surrounded by a mix of high-end residential, hospitality and office properties. Prominently situated on West Broad Street within the area’s leading commercial corridor and adjacent to I-64 and the I-295 interchange, the well-located Property has an amplified trade area allowing it to benefit from five-mile average household incomes of more than $140,000 and a five-mile population of nearly 175,000. West Broad Village is 83% occupied and comprised of approximately 315,600 square feet of retail and 76,400 square feet of complementary office and includes an attractive combination of national and local tenants spanning the grocery, food & beverage, entertainment, education, home décor, childcare and medical sectors.

The Property was purchased through a 1031 like-kind exchange using $35.0 million of restricted cash generated from the Company’s previously completed property dispositions, available unrestricted cash, and draws from the Company’s unsecured revolving credit facility. The acquisition was structured as a reverse like-kind exchange in order to account for possible future dispositions of income properties by the Company.

About CTO Realty Growth, Inc.

CTO Realty Growth, Inc. is a publicly traded real estate investment trust that owns and operates a portfolio of high-quality, retail-based properties located primarily in higher growth markets in the United States. CTO also externally manages and owns a meaningful interest in Alpine Income Property Trust, Inc. (NYSE: PINE), a publicly traded net lease REIT.

We encourage you to review our most recent investor presentation and supplemental financial information, which is available on our website at www.ctoreit.com.

Safe Harbor

Certain statements contained in this press release (other than statements of historical fact) are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can typically be identified by words such as “believe,” “estimate,” “expect,” “intend,” “anticipate,” “will,” “could,” “may,” “should,” “plan,” “potential,” “predict,” “forecast,” “project,” and similar expressions, as well as variations or negatives of these words.

Although forward-looking statements are made based upon management’s present expectations and reasonable beliefs concerning future developments and their potential effect upon the Company, a number of factors could cause the Company’s actual results to differ materially from those set forth in the forward-looking statements. Such factors may include, but are not limited to: the Company’s ability to remain qualified as a REIT; the Company’s exposure to U.S. federal and state income tax law changes, including changes to the REIT requirements; general adverse economic and real estate conditions; macroeconomic and geopolitical factors, including but not limited to inflationary pressures, interest rate volatility, global supply chain disruptions, and ongoing geopolitical war; the ultimate geographic spread, severity and duration of pandemics such as the COVID-19 Pandemic and its variants, actions that may be taken by governmental authorities to contain or address the impact of such pandemics, and the potential negative impacts of such pandemics on the global economy and the Company’s financial condition and results of operations; the inability of major tenants to continue paying their rent or obligations due to bankruptcy, insolvency or a general downturn in their business; the loss or failure, or decline in the business or assets of PINE; the completion of 1031 exchange transactions; the availability of investment properties that meet the Company’s investment goals and criteria; the uncertainties associated with obtaining required governmental permits and satisfying other closing conditions for planned acquisitions and sales; and the uncertainties and risk factors discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and other risks and uncertainties discussed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission.

There can be no assurance that future developments will be in accordance with management’s expectations or that the effect of future developments on the Company will be those anticipated by management. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.